Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Takes Delivery of Initial Drybulk Vessel

Baltic Leopard to Commence Spot Market-Related Time Charter

NEW YORK, April 8, 2010 – Baltic Trading Limited (NYSE: BALT), a drybulk company focused on the spot market, announced today that it has taken delivery of the Baltic Leopard, a 2009-built Supramax vessel. The Baltic Leopard is the first vessel to be delivered to the Company under agreements signed in February 2010 to acquire four 2009-built Supramax drybulk vessels from an unaffiliated third party as well as two Capesize newbuildings from another unaffiliated third party.

The Company also announced it has reached agreements to enter into spot market-related time charters for the Baltic Leopard and the Baltic Panther, both 2009-built Supramax vessels, with Olderndorff GMBH and Co. KG. Lubeck for approximately 11 to 13.5 months per vessel. The rate for both of the spot market-related time charters will be based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), an index published by The Baltic Exchange reflecting the average freight rate for six major Supramax time charter routes, as reflected in daily published reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

The Baltic Leopard is expected to be delivered to its charterer on or about April 9, 2010. The spot market-related time charter for the Baltic Panther will commence upon delivery of the vessel, which is expected during the second half of April 2010. Both agreements are subject to the completion of definitive documentation.

John C. Wobensmith, President and Chief Financial Officer, commented, “We are pleased to take delivery of the first of six drybulk vessels we have agreed to purchase and secure the Baltic Leopard on a spot market-related time charter per our strategy. Building on our success, we expect to utilize proceeds from our Company’s initial public offering and $75 million contribution from Genco Shipping & Trading Limited to take delivery of four additional drybulk vessels in the second quarter of 2010 as well as one Capesize vessel in October of 2010. Going forward, we intend to take advantage of additional opportunities to expand our modern high-quality fleet in a disciplined manner that meets our strict return criteria while maintaining a strong balance sheet with little to no debt leverage. In further differentiating Baltic Trading, we intend to distribute a substantial portion of cash flows through quarterly dividends for the benefit of our shareholders.”

The following table reflects the current employment of Baltic Trading’s current fleet as well as the employment or other status of vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery (2)

Capesize Vessels
Baltic Bear	2010(3)	Cargill International S.A.	11 to 13.5 months from delivery	BCI linked (4)	1H May 2010
Baltic Wolf	2010(3)	Cargill International S.A.	11 to 13.5 months from delivery	BCI linked (4)	2H October 2010

Supramax Vessels
Baltic Leopard	2009	Olderndorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	-
Baltic Panther	2009	Olderndorff GMBH and Co. KG. Lubeck	11 to 13.5 months from delivery	BSI linked (5)	2H April 2010
Baltic Cougar	2009	AMN Bulkcarriers Ltd.	May 2010	19,750 (6)	2H April 2010
Baltic Jaguar	2009	-	-	-	2H April 2010

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)	Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(3)	Year built for vessels being delivered in the future is an estimate based on guidance received from the sellers and the shipyard.
(4)
Under the terms of the agreements, the rate for the spot market-related time charter will be based on the average of the daily rates of the Baltic Capesize Index (BCI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  Baltic Trading will not be responsible for voyage expenses, including fuel.

(5)
The rate for the spot market-related time charter will be based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

(6)
The Baltic Cougar is currently employed under a short term time charter for approximately 2.5 to 5.5 months at $19,750 per day less a 5% commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. We will be taking delivery of the vessel with the charter attached and expect the earliest expiration of the charter to be during May 2010 and the latest to be during August 2010.

About Baltic Trading Limited
Baltic Trading, a Marshall Islands company recently formed by Genco Shipping & Trading Limited, is a shipping company focused on the drybulk industry spot market. Baltic Trading plans to use the proceeds of its initial public offering, together with a $75 million capital contribution received from Genco, to acquire its initial fleet of two Capesize newbuildings and four 2009-built Supramaxes as well as for working capital and general corporate purposes, which may include future vessel purchases. The vessels in Baltic Trading’s initial fleet are expected to be delivered between April 2010 and October 2010.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the important factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) the ability of Baltic Trading to complete its acquisition of its initial fleet of vessels; (ii) the completion of definitive documentation with respect to  charters; and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the SEC including, without limitation, Baltic Trading’s registration statement on Form S-1.  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

###